Exhibit 10.102

Kevin Silva
Executive Vice President,
Chief Human Resources Officer
Voya Financial®
230 Park Avenue
New York, NY 10169

April 7, 2015

Charles P. Nelson
[Home Address]

Dear Charles:

I am very pleased to extend a contingent offer of employment with Voya Financial®. The purpose of this letter is to set forth the provisions of our offer for the position of CEO, Retirement Solutions. We ask that the provisions set forth remain confidential and, unless otherwise directed, any questions you have regarding these provisions should be discussed with me.

Please note that conditions (e.g. background, references, licenses) for employment are discussed in the "Contingencies" sections below.

Employer Entity: The official name of your employer is Voya Retirement Insurance and Annuity Company ("Company"). The employer's main office is located at One Orange Way, Windsor, CT 06095, (860)580-4646.

Start Date/Location: Your start date will be mutually agreed upon, but no later than May 1st, 2005. You will work in the Voya office currently located at One Orange Way, Windsor, CT 06095.

Base Salary: Your annual base salary will be $700,000, payable semi-monthly on the 15th and last day of each month. If the 15th or last day of the month falls on a day in which banks are closed, you will be paid on the business day before in accordance with the Company's regular payroll practices. As an exempt employee, you are not eligible for overtime compensation over 40 hours per week. You will be scheduled for a performance review at our common anniversary date of March 2016, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance. No minimum wage allowances will be deducted from your pay.

Incentive Compensation Plan: You will be eligible to participate in the Incentive Compensation Plan (ICP). Based on the achievement of business and individual objectives, you may be awarded a bonus based on your start date under the ICP for the performance year of 2015. Bonuses are typically paid in March following the conclusion of the plan year. Your target bonus incentive is 125% of your year-end base salary. Please note that ICP awards are not guaranteed. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the terms of the ICP at any time, including but not limited to mandating a partial deferral of any award. To the extent any ICP awards are paid for performance year 2015, you will be eligible for a full ICP award that is not prorated based on your date of hire.

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Long-Term Incentive Awards: You will be eligible to receive long-term incentive awards. Your target award value will be 250% of your annual base salary. Awards are reviewed each year and are not guaranteed; therefore participation is at the discretion of the Company. To the extent any LTI awards are paid for performance year 2015, you will be eligible for a full LTl award that is not prorated based on your date of hire. Further details regarding long-term incentive awards will be provided once you are granted an award.

Stock Ownership Requirements: The Compensation and Benefits Committee of Voya's Board of Directors recently established Executive Stock Ownership Guidelines. You are covered by these Guidelines and will be required to own two times your base salary. The Guideline must be met within five years of the start of your employment. During the phase-in period, you will be required to retain 50% of the net after-tax shares received upon the vesting of all equity awards granted to you after your hire date (Net Share Retention Requirement). Following the initial phase-in period, if you at any time fail to meet the Guidelines (either due to sales or due to a declining share price), the Net Share Retention Requirement will be 100%. Please refer to Voya's Executive Stock Ownership Guidelines for full details.

One-Time Awards: As we discussed we will grant you $3,300,000 of one-time awards as described below:

1. One-time Restricted Stock Unit Award: You will receive a one-time Restricted Stock Unit (RSU) award with an initial grant value of $1,700,000. The first part of the award will have a grant value of $1,000,000 with 50% of the award will vest four years after the grant date and the remaining 50% will vest 8 years after the grant date. The second part of the award will have a grant value of $700,000 and will vest 1/3 per year beginning one year after the date of grant. The total award will be granted pursuant to the 2014 Omnibus Employee Incentive Plan, with additional terms and conditions, including a vesting schedule, to be set forth in an award agreement to be entered into between you and the Company. The grant, which is subject to approval by the Compensation and Benefits Committee of Voya's Board of Directors and conditioned upon your execution of the award agreement, will generally be made within 90 days of your start date subject to Compensation and Benefit Committee approval prior to the grant date. The number of RSUs granted by the award will the calculated by dividing the grant value by the closing price on the New York Stock Exchange of one share of Company stock (ticker: VOYA) on the grant date. You will receive more information about this award once your employment has commenced.

2. One-time Performance Share Unit Award: You will receive a one-time Performance Share Unit (PSU) award with an initial grant value of $700,000. The award will cliff vest three years after the date of grant and the final number of shares that will vest is based on the achievement of the Retirement Solutions three year business plan. This award will be granted pursuant to the 2014 Omnibus Employee Incentive Plan, with additional terms and conditions, including a vesting schedule, to be set forth in an award agreement to be entered into between you and the Company. The grant, which is subject to approval by the Compensation and Benefits Committee of Voya's Board of Directors and conditioned upon your execution of the award agreement, will generally be made within 90 days of your start date subject to Compensation and Benefit Committee approval prior to the grant date. The number of PSUs granted by the award will the calculated by dividing the grant value by the closing price on the New York Stock Exchange of one share of Company stock (ticker: VOYA) on the grant date. You will receive more information about this award once your employment has commenced.

3. Deferred Cash Award: You will receive a one-time deferred cash award in the amount of $700,000. The award will be payable in three (3) installment(s): one initial installment of $233,333 payable in May 2016, the second installment in the amount of $233,333 payable in or about May 2017, and the third installment of $233,334 payable in May 2018. Payments will be subject to applicable taxes and withholdings.

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4. Sign-On Cash Award: You will receive a sign a one-time sign on award in the amount of $200,000 payable as soon as possible after your start date. The payment will be subject to applicable taxes and withholdings and a one-year payback period.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company's Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the benefits department within 30 days of your date of hire to participate in the calendar year 2015. Deferral elections will begin as soon as administratively possible once you have received an approval confirmation.

Pension Plan: You will be eligible to participate in the Voya Retirement Plan ("Pension Plan"). The Pension Plan is a defined benefit retirement plan that is funded by the Company and does not require employee contributions. Eligible employees, (generally, any part-time or full time employees excluding temporaries) will enter the Pension Plan on their date of hire and will accrue benefits under a cash balance pension formula which credits an amount equal to 4% of your eligible pay to a notional account each month. Interest is credited monthly based on a 30 year U.S. Treasury securities bond rate published by the IRS in the preceding August of each year. You are vested in this benefit after three calendar years of employment in which you work at least 1000 hours per calendar year. For more information regarding this benefit please consult the Retirement Plan Summary Plan Description found on Voya 360°. Once you have received your first pay check you can go on-line at www.yourbenefitsresources.com/voya and view your pension benefits.

401(k) Savings Plan: Under the Voya 401(k) Savings Plan ("Savings Plan"), the Company will match 100% of the first 6% of eligible compensation that you contribute to the Savings Plan, subject to IRS limitations. You may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually 1 week of your hire date). If you do not actively enroll or waive enrollment within your first 60 days of employment, you will be automatically enrolled in the Savings Plan with a pre-tax contribution rate equal to 3% of your eligible compensation and your contribution rate will automatically be increased by 1% each March until it reaches 6%. You may change your contribution rate and investment elections at any time. The Company's matching contributions are made when your contributions are made. The Savings Plan also accepts rollovers from any other qualified plan at any time. You will receive additional information about the Savings Plan, including investment options and enrollment instructions shortly after your date of hire.

Welfare Benefits: The Company offers flexible benefits plans that you can use to build a benefits package that meets your needs (e.g., medical, dental, vision, life insurance, etc.). Basic company-provided benefits become effective immediately on your date of hire. Elective benefits such as medical, dental, vision and other supplemental coverage options, become effective upon your date of hire provided you make your elections within 30 days of your hire date. Detailed benefits information is located on Voya 360° and a personalized worksheet with instructions on how to enroll in benefits will be mailed to you at your home address as soon as you come on board.

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Paid Time-Off (PTO) Bank: You will be provided with an annual PTO Bank of 264 hours (33 days). The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

Changes to Benefit Programs: The benefit programs described on the Company's pre-boarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Worker's Compensation Insurance Carrier Information: Workers' Compensation Insurance Carrier: AIG, P.O. Box 1821, Alpharetta, GA 30023-1821 -Telephone: 800-448-9707. For any inquiries regarding Benefits and Pay please contact Voya, 5780 Powers Ferry Road, Atlanta, GA 30327 - HR — (800) 555-1899.

Relocation: The Company will assist you with reasonable relocation expenses under the Orange Relocation Plan associated with your move. A counselor from American International Relocation Solutions (AIReS) will be in touch with you directly. If you voluntarily leave or are terminated for cause, as determined by the Company, within twelve months of your start date, you will be required to repay a prorated portion of the reimbursed relocation expenses. The repayment amount will be determined by multiplying the total amount of reimbursed relocation expenses and a fraction, the numerator of which is the number of months remaining in the 12 month period and the denominator of which is twelve.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company, you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company's sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies: This offer is contingent upon: (i) verification of your references; (ii) successful completion of a background check; (iii) successful passing of a pre-employment drug screening test; (iv) verification of your eligibility to work in the U.S.; (v) execution of the Mutual Agreement to Arbitrate Claims; and (vi) if applicable, successful completion of the U-4 application. Federal law requires all new employees to demonstrate their identity and authorization to work in this country by presenting documents listed on the Employment Eligibility Verification Form 1-9. The Mutual Agreement to Arbitrate Claims is an agreement between you and the Company to resolve disputes through arbitration.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company's discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

Getting Started: The enclosed materials include information that will assist with your onboarding. Please review the Welcome to Voya document for information about the documents and types of identification you must bring on your first day to complete your 1-9.

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